SOFTWARE SUPPORT AGREEMENT

     This Software Support Agreement is entered into this 31st day of October, 1997 by and between Arkona Software Inc. a Utah Corporation of 4505 South Wasatch Blvd #34O7 Salt Lake City, UT 84124 ("ARKONA") and OEC Medical Systems, Inc., a Delaware corporation of 384 Wright Brothers Drive, Salt Lake City, UT 84116 ("OEC").

                              RECITALS

     Whereas, ARKONA and OEC entered into an Agreement dated June 12, 1997 ("Development Agreement") under which ARKONA developed a certain software product for OEC relating to computer communications between OEC offices and OEC field service engineers; and,

     Whereas, ARKONA and OEC desire now to enter into an agreement specifying the terms of Arkona's supporting the software;

     NOW, THEREFORE, in consideration of the foregoing Recitals and the following mutual promises, the parties agree to the following:

                               TERMS

1. Term of Agreement. This Software Support Agreement shall be effective from September 1, 1997 until August 31, 1998.

2. Renewal. This Software Support Agreement may be extended for three (3) additional one year periods by OEC notifying Arkona in writing of its intention to extend not later than August 1, of each succeeding year.

3. Definitions. The following terms shall have the following meanings in this Software Support Agreement:

3.1. Incident means a request from OEC to Arkona for software support relating to a specific problem that can be answered by isolating its origin to a single cause or a specific question that can be answered by a single explanation or instruction (each incident may include multiple contacts between Arkona and OEC to reach resolution or closure of the problem or question);

3.2. Integration Error means a failure of the Product to perform as desired by OEC caused by or related to integration of the Product with versions of Third-party software different than those detailed in the Specifications or other Third-party software not referenced in the Specifications;

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3.3. Product means that software developed by Arkona for OEC as specified in the Development Agreement which was delivered on August 1, 1997 and accepted by OEC;

3.4. Remote means services provided by Arkona to OEC requiring the physical presence of an Arkona employee outside of Salt Lake City, Utah;

3.5. Software Assistance means providing advice to OEC regarding the operation of the Product;

3.6. Software Fault means a failure of the Product to comply with the Specifications due to an internal error, omission or defect of the Product, including, but not limited to, a failure of the Product to integrate with the versions of Third-party software detailed in the Specifications;

3.7. Specifications means those specifications attached as Exhibit "A" to the Development Agreement;

3.8. Specification Error means a failure of the Product to perform as desired by OEC caused by an error or omission in the Specifications;

3.9. Third-party Software means software provided by companies other than Arkona running on OEC main-office systems or on the laptop computers of OEC's Field Service Engineers. Third-party software does not include programs running within the Product;

3.10. Upgrade means an increase or change in the functionality of the Product from that detailed in the specifications requested by OEC.

4. Basic Service Charge. OEC shall pay Arkona $25,000.00 as a Basic Service Charge for the services specified below. The payments shall be made quarterly in the amount of $6,250 each with the first payment due on the execution of this Software Support Agreement and with subsequent payments due on the 1st day of December, March, and June thereafter. The Basic Service Charge shall be increased five percent (5%) for each year of any extension.

5. Reporting of Incidents. Incidents shall be reported to Arkona from OEC only by Charles Krolik or Richard Dunn (or successors designated by OEC in writing) except in extreme emergencies where neither Krolik or Dunn are available. Incidents may be reported by telephone, fax or email to the following addresses (or such changed addresses as may be provided in writing to OEC from time to time):

5.1. Telephone: (801) 424-0044

5.2. Fax: (801) 424-0033

5.3  Email: info@arkona.com

6. Response by Arkona. Incidents reported to Arkona during regular working hours (9:00 a.m. to 5:00 p.m., prevailing time in Salt Lake City) on regular working days (excluding Federal and State of Utah legal holidays) shall be responded to within 24 hours. Incidents reported to Arkona at other times shall be responded to within 24 hours of 8:00 a.m. of the next regular working day.

7. Best Efforts to Resolve. Arkona shall use its best efforts to resolve the Incident, either by correcting the Software Fault or providing the Software Assistance as soon as possible.

8. Incidents Included within Basic Service Charge. The Basic Service Charge includes assistance each calendar month with a total of fifteen ( 15) Software Assistance and/or Software Faults via telephone, fax, email or at the OEC main office in Salt Lake City. These fifteen (15) assistance per month shall not be cumulative and any unused assistance at the end of each month shall expire.

9. Incidents not Included within Basic Service Charge. In addition to any Software Assistance or Software Fault Incidents exceeding the fifteen (15) total per month, the Basic Service Charge shall not include correction of or assistance with any Third-party Software, Integration Errors, Specification Errors or Upgrades.

10. Charges for Incidents in Excess of Basic Service Charge. For Incidents involving Software Assistance or Software Faults in excess of fifteen (15) per month Arkona shall charge OEC $100.00 per Incident.

11. Arkona Responsibility Regarding Integration Errors or Specification Errors. Arkona shall initially respond to all Incidents. If Arkona identifies an Incident as arising out of or related to an Integration Error, Specification Error or Third-party Software Arkona shall immediately notify OEC of such determination in writing or by fax or email. Unless promptly instructed otherwise, Arkona shall, if such resolution can be effectuated by less than four (4) working hours of Arkona time, provide the necessary resolution as soon as possible. For such resolution, Arkona shall charge OEC $750.00 plus any additional costs such as Third-party Software and/or charges, hardware, etc. If such a resolution is estimated by Arkona to take more than four (4) working hours Arkona shall give OEC a written estimate of the cost to make such resolution and shall proceed with the resolution only upon authorization from OEC for an agreed-upon amount or time and expenses rate. OEC shall pay for any such resolutions on Arkona's monthly invoice.

12. Assistance Report Logs and Notification. Arkona shall log and track all Incident reports and resolutions and provide the log to OEC not later than the 15th of the following month. Arkona shall promptly notify OEC whenever in a month OEC has used ten (10) of the fifteen (15) assistance per month included within the Basic Service Charge.

13. Resolution Production Costs and Distribution. Arkona shall provide one (1) copy of the resolution of any Incident (i.e., software patch or assistance documentation) to OEC without charge except for any charges for Third-party Software and/or any hardware necessarily included within the resolution. Installation of any software patch and/or hardware on the main office OEC system shall be performed by Arkona either at no additional charge if included within the Basic Service Charge or as part of the costs billed to OEC if not included within the Basic Service Charge. Copying, distributing to and installing the resolution on any computers not at the main office of OEC shall be the sole responsibility and cost of OEC or, if requested by OEC to be performed by Arkona, shall be considered as Remote Work and billed accordingly.

14. Charges for Remote Work. For any Remote Work OEC shall pay Arkona as follows:

14.1. Billable Time. Billable Time shall include flight times (calculated from 1/2 hour before scheduled flight departure until landing), travel to and from airport or hotel to remote site and actual working time. A Working Day shall be eight (8) hours per day of Billable Time. The minimum charge for remote work shall be for one ( 1 ) Working Day. The charge for each Working Day shall be $1,500 for regular days (i.e., excluding weekends and Federal and State of Utah legal holidays) and $2,500 for non-regular days. Billable Time on any day in excess of eight (8) hours shall be charged at the rate of $300 per person per hour for regular days and $400 per person per hour on non regular days.

14.2. Travel Expenses. OEC shall reimburse Arkona for all trave] expenses including, but not limited to, airfare, car rental, hotels, meals, tolls and parking incurred in providing such remote support.

14.3. Other Expenses. OEC shall reimburse Arkona for all other expenses reasonably related to Remote Work including, but not limited to, necessary Third-party Software and/or hardware and/or expendable tools or other materials.

15.     Arkona Responsibility Regarding Upgrades.

15.1. OEC Upgrade Requests. If Arkona identifies an Incident as arising out of or constituting a request for an Upgrade, Arkona shall immediately notify OEC of such determination in writing or by fax or email. Arkona shall give OEC a written estimate of the cost (including, but not limited to, Arkona's time and expenses and any charges for Third-party Software and/or hardware) to make such Upgrade and shall proceed with the Upgrade only upon authorization from OEC for an agreed-upon amount or time and expenses rate as specified in section
14.1. OEC shall pay for any such Upgrade on Arkona's monthly invoice. For any such Upgrades OEC shall enter into a licensing agreement with Arkona similar to that incorporated as Exhibit "B" to the Development Agreement and a Software Support Agreement similar to this.

15.2. Arkona Upgrades. If Arkona releases any Upgrade during the Term of this Agreement, Arkona shall offer such Upgrade to OEC at no cost except for Arkona's time and expenses involved in installing the Upgrade and any charges for Third-party Software and/or hardware to install and/or distribute such Upgrade.

16. Monthly Invoices and Payment. Arkona shall invoice OEC monthly for all work performed under this Software Support Agreement and/or any separate projects authorized pursuant to this Software Support Agreement together with reasonable supporting documentation. OEC shall pay Arkona on its invoices within fifteen 15) days of receipt of an invoice. All invoices unpaid for more than thirty (30) days shall bear interest at the rate of one and one-half percent (1.5 %) per month.

17. Limitation on Liability. Arkona's sole liability to OEC pursuant to this Software Support Agreement and the Development Agreement shall be limited to resolving any Software Faults and resolving all Incidents as provided above. Specifically, Arkona shall not be liable to OEC for any incidental and/or consequential damages.

18. Miscellaneous. This Agreement shall be governed by the }aw of the State of Utah and any action brought to enforce its terms shall be brought only in Utah. In any such action, the prevailing party shall be entitled to its costs of action including a reasonable attorneys fee.

This Agreement is deemed executed and effective as of the date and year first written above.

Arkona Software, Inc.                           OEC Medical Systems, Inc.

By:  Jeffrey Barlow                             By:  (Name not legible)
Its: VP Technical Operations                    Its:  VP Finance